Exhibit 23.1

The financial statements of AXA Equitable Holdings, Inc. give effect to a segment change, described in Note 18 to the consolidated financial statements, which occurred during the fourth quarter of 2017. Financial statements which include the date of the segment change have not been issued as of February 14, 2018. Upon issuance of financial statements which include the date of the segment change, we will be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

New York, NY

February 14, 2018

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1/A of AXA Equitable Holdings, Inc. of our report dated November 13, 2017 except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is February 14, 2018 and except for the effects of the change in composition of reportable segments discussed in Note 18, as to which the date is                      relating to the financial statements and financial statement schedules of AXA Equitable Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.”

New York, NY